EXHIBIT 10f

                      BROWN & BROWN, INC.

                      EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT is entered into by and between BROWN & BROWN, INC., hereinafter called the "Company," and J.
HYATT BROWN, hereinafter called "Employee," effective July 29,
1999.

                           BACKGROUND

     Employee is the Chairman, President and Chief Executive
Officer of the Company. The Company desires to continue to obtain the benefit of services by the Employee, and the Employee desires to continue to render services to the Company.

     The Compensation Committee of the Board of Directors (the "Compensation Committee") and the Board of Directors (the "Board") of the Company have determined that it is in the best interests of the Company and its shareholders to recognize the substantial contribution that the Employee has made and is expected to make in the future to the Company's business and to continue to retain his services in the future. The Compensation Committee and the Board recognize that the possibility of a Change in Control (as hereinafter defined) exists and that the threat of or the occurrence of a Change in Control can result in significant distractions of its Chairman, President and Chief Executive Officer because of the uncertainties inherent in such a situation. The Compensation Committee and the Board have determined that it is essential and in the best interest of the Company and its shareholders to retain the services of Employee in the event of a threat or occurrence of a Change in Control and thereafter, without alteration or diminution of his continuing leadership role in determining and implementing the strategic objectives of the Company. Moreover, the Compensation Committee and the Board recognize that unlike other key personnel throughout the Company who participate in the Company's Stock Performance Plan and, therefore, would have the benefit of the immediate vesting of stock interests granted to them pursuant to that Plan in the event of a Change in Control, Employee is not a participant in that Plan.

     In order to induce Employee to remain in the employ of the Company, and to continue providing the leadership that has defined the unique sales-driven culture of the Company, and consistently improved the quality and financial performance of the Company, Company and Employee desire to replace the Employment Agreement entered into in April of 1993 with this Agreement, and desire to set forth in this Agreement the terms and conditions of the Employee's employment with the Company, and to provide the Employee with certain benefits and assurances in the event of a Change in Control (as defined below). Accordingly, in consideration of the mutual covenants and representations set forth below, the Company and Employee agree as follows:

<PAGE 2>


                              TERMS

     1. DEFINITIONS. "Company" means Brown & Brown, Inc. and with respect to paragraph 9, hereof, also means its subsidiaries, affiliated companies and any company operated or supervised by the Company, as well as any successor entity formed by merger or acquisition, including any company that may acquire a majority of the stock of Brown & Brown, Inc. "Employee" means J. Hyatt Brown and with respect to paragraph 10 hereof also means any company or business in which Employee has a controlling or managing interest.

     2. EMPLOYMENT. The Company hereby employs or continues to employ Employee upon the terms and conditions set forth in this Agreement.

     3. TERM. The term of the Agreement shall be continuous until terminated by either party as provided herein. This
Agreement supersedes all prior employment agreements or arrangements existing as between the Company and the Employee.

     4. EXTENT OF DUTIES. At the time of execution of this Agreement, Employee shall be employed as Chairman of the Board, President and Chief Executive Officer of the Company. Employee shall perform the duties associated with such positions and shall commit such of his time and effort required in completing and fulfilling those duties and responsibilities commensurate with and like in amount to the time committed by the Employee in fulfilling the same as of the execution hereof. During the term of his employment under this Agreement, Employee shall not directly or indirectly engage in the insurance business in any of its phases, either as a broker, agent, solicitor, consultant or participant, in any manner or in any firm or corporation engaged in the business of insurance or re-insurance, except for account of the Company or as directed by the Company.

     5. COMPENSATION. During the term of this Agreement, Employee shall be compensated as follows:

          (a) The Company shall pay to the Employee an annual base salary payable in bi-weekly installments.

          (b) The Company shall pay to the Employee an annual cash bonus payable by February 15 following the calendar year in which earned.

          (c) If the Employee's employment is terminated as of a date other than the end of the Company's fiscal year end, the bonus amount shall be calculated to the end of the calendar quarter in which the termination occurs and annualized through the end of the then fiscal year of the Company, and paid to the Employee, or his written designated beneficiary or estate, as the case may be.

<PAGE 3>

          (d) The Employee shall participate in and receive comparable benefits as are provided by the Company to its other personnel from time to time except as modified or amplified by this Agreement.

     6.   CHANGE IN CONTROL.  For purposes of this Agreement, a
"Change in Control" shall mean any of the following events:

          (a) An acquisition (other than directly from the Company) of any voting securities of the Company (the "Voting Securities") by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of the combined voting power of the Company's then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred, Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A "Non-Control Acquisition" shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or
(B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a "Subsidiary") (ii) the Company or its Subsidiaries; (iii) any Person in connection with a "Non-Control Transaction" (as hereinafter defined); or (iv) Employee or his family members.

          (b) The individuals who, as of July 29, 1999, are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least two-thirds of the members of the Board; provided, however, that if the election, or nomination for election by the Company's common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

          (c)  Approval by stockholders of the Company of:

               (i) a merger, consolidation or reorganization involving the Company, unless such merger consolidation or reorganization is a "Non-Control Transaction." A "Non-Control
Transaction" shall mean a merger, consolidation or reorganization of the Company where:

                    (A)  the stockholders of the company,
immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least seventy percent (70%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion

<PAGE 4>

 as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization,

                    (B)  the individuals who were members of the
Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation, or a corporation beneficially directly or indirectly owning a majority of the Voting Securities of the Surviving Corporation, and

                    (C)  no Person other than (i) the Company,
(ii) any Subsidiary, (iii) any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation, or any Subsidiary, or (iv) any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of thirty percent (30%) or more of the then outstanding Voting Securities), has Beneficial Ownership of thirty percent (30%) or more of the combined voting power of the Surviving Corporation's then outstanding voting securities.

               (ii) A complete liquidation or dissolution of the company; or

               (iii)     An agreement for the sale or other
disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

          (d) Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired "Beneficial Ownership of more than the permitted amount of the then outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

     7. TERMINATION. Subject to the provisions of Section 8, this Agreement may be terminated:

                    (a)  by mutual consent of the Company and
               Employee;

                    (b)  by Employee upon thirty (30) days
               written notice to the Company; or

                    (c)  by the Company upon thirty (30) days
               written notice to Employee.

     Termination of Employee's employment under this Agreement shall not release either Employee or the Company from obligations hereunder arising or accruing through the date of such termination nor from the post-termination provisions of this Agreement. Termination may be

<PAGE 5>

without cause and no cause need be
stated in notice of termination. On notice of termination of or by the Employee, the Company has the power to suspend the Employee from all duties on the date notice is given, and to immediately require return of all Confidential Information as described in the Agreement.

     8.   PROVISIONS APPLICABLE TO EMPLOYMENT IN THE EVENT OF A
CHANGE IN CONTROL.

           (a) If a Change in Control shall occur and if, prior to the third anniversary of the Change in Control, (i) the Employee is terminated, or (ii) the Employee resigns due to the occurrence of any Adverse Consequences, as defined below, then the Employee shall be entitled to receive as severance pay, in lieu of any further salary subsequent to the date of termination, an amount in cash equal to 2 times the following: 3 times the sum of Employee's annual base salary and Employee's most recent annual bonus as of the effective date of the Change in Control, , multiplied by a factor of 1 plus the percentage representing the percentage increase, if any, in the price of the common stock of the Company between the date of execution of this Agreement and the close of business on the first business day following the date upon which public announcement of the Change in Control is made. All benefits enjoyed by the Employee prior to the Change in Control shall continue for a period of 3 years after the date of termination. The severance sum shall be paid by the Company to SunTrust Bank in Daytona Beach, Florida ("SunTrust"), as Escrow Agent, prior to the effective date of the Change in Control, for deposit into an interest-bearing account pursuant to an escrow agreement acceptable to Employee, Company and SunTrust which provides that upon Employee's delivery of written confirmation of his termination, or his resignation due to the occurrence of an Adverse Consequence, the Escrow Agent shall immediately, without delay, pay the severance sum, in its totality, to Employee, plus interest accruing from the date of termination or occurrence of an Adverse Consequence, and which further provides that, absent receipt of such notice from Employee, the funds held in escrow will revert to the Company on the on the first business day following the third anniversary of the Change in Control date. If the continuation of any benefit provided to the Employee violates any law or statute the Employer shall pay to the Employee the cash equivalent of any benefit lost by the Employee.

           (b) "Adverse Consequences" is defined to mean any of the following that the Employee, in good faith, believes to have occurred:

               (i) any material breach of this Agreement by the Company;

                (ii) the assignment to the Employee of any duties inconsistent with, or any diminution in, the Employee's status or responsibilities presently in effect;

                (iii)      the failure of the Company  to  follow
Employee's recommendations concerning operations and management of the Company, dividend policy of the Company, and strategic direction of the Company;

<PAGE 6>

                (iv) the failure by the Company to provide the Employee with suitable office space and adequate and appropriate support staff and secretarial assistance and other administrative support;

                (v) a reduction by the Company in the Employee's salary or bonus, or a failure by the Company, without good reason, to increase Employee's salary and bonus in accordance with past practice from year to year;

                (vi) the reduction or cessation of quarterly dividend payments to shareholders of the Company equaling at least 25% of earnings of the Company without delivery of money, stock or other consideration with value that equals or exceeds the income that shareholders would otherwise derive from such quarterly dividend payments;

                (vii)     a change in the principal place of  the
Employee's employment to a location outside of Daytona Beach, Florida;

                (viii)     the failure by the Company to  provide
the Employee with insurance and other benefits that are, in the judgment of Employee, commensurate with those benefits currently supplied by Company;

                (ix) the failure of any successor to the Company to assume and agree to perform this Agreement; or

               (x) the taking of any other action by the Company where the intent or likely result of the action is to cause the Employee to resign or be terminated.

     9. CONFIDENTIAL INFORMATION; NON-PIRACY COVENANTS. (a) Employee recognizes and acknowledges that the Confidential Information (as hereafter defined) constitutes valuable, secret, special, and unique assets of Company. Employee covenants and agrees that, during the term of this Agreement and following termination (whether voluntary or involuntary), he or she will not disclose the Confidential Information to any person, firm, corporation, association, or other entity for any reason or purpose without the express written approval of Company and will not use the Confidential Information except in Company's business. It is expressly understood and agreed that the Confidential Information is the property of Company and must be immediately returned to Company upon demand therefor. The term Confidential Information includes each, every, and all written documentation related to Company or its business that is not public information, whether furnished by Company or compiled by Employee, including but not limited to: (1) lists of the Company's customers, companies, accounts and records pertaining thereto; (2) customer lists, prospect lists, policy forms, and/or rating information, expiration dates, information on risk characteristics, information concerning insurance markets for large or unusual risks, and all types of written information customarily used by Company or available to the Employee; (3) information related to any of Company's programs and marketing strategies; (4) information known to Employee but not reduced to written or recorded form; (5) underwriting information received from customers; and (6) Employee's recollection of Confidential Information.


<PAGE 7>

          (b) For a period of three (3) years following termination of Employment (whether voluntary or involuntary), Employee specifically agrees not to solicit, accept, nor service, directly or indirectly, as insurance solicitor, insurance agent, insurance broker, insurance wholesaler, managing general agent, consultant, or otherwise, for Employee's accounts or the accounts of any other agent, or broker, or insurer, either as officer, director, stockholder, owner, partner, employee, promoter, consultant, manager, or otherwise, any insurance or bond business of any kind or character from any person, firm, corporation, or other entity, that is a customer or account of the Company during the term of this Agreement or from any prospective customer or account to whom the Company made proposals while Employee was employed by Company. Should a court of competent jurisdiction declare any of the covenants set forth in this paragraph unenforceable due to an unreasonable restriction of duration, geographical area or otherwise, each of the parties hereto agrees that such court shall be empowered to rewrite or reform any such covenant and shall grant Company injunctive relief reasonably necessary to protect its interest.

          (c) Employee agrees that Company shall have the right to communicate the terms of this Agreement to any third parties, including but not limited to, any past, present or prospective employer of Employee. Employee waives any right to assert any claim for damages against Company or any officer, employee or agent of Company arising from disclosure of the terms of this paragraph.

          (d) In the event of the breach or threatened breach of the provisions of this paragraph, Company shall be entitled to injunctive relief as well as any other applicable remedies at law or in equity.

     10. ORGANIZING COMPETITIVE BUSINESSES; SOLICITING COMPANY EMPLOYEES. Employee agrees that so long as he is working for Company he will not undertake the planning or organizing of any business activity competitive with the work he performs.
Employee acknowledges that the Company has made a significant investment in developing and training a competent work force.
Employee agrees that he will not, for a period of two (2) years following termination of employment with Company, directly or indirectly, solicit any of the Company's employees to work for Employee or any other competitive company.

     11. PROTECTION OF COMPANY PROPERTY. All records, files manuals, lists of customers, blanks, forms, materials, supplies, computer programs and other materials furnished to the Employee by the Company, used by him on its behalf, or generated or obtained by him during the course of his employment, shall be and remain the property of Company. Employee shall be deemed the bailee thereof for the use and benefit of Company and shall safely keep and preserve such property, except as consumed in the normal business operations of Company. Employee acknowledges that this property is confidential and is not readily accessible to Company's competitors. Upon termination of employment hereunder, the Employee shall immediately deliver to Company or its authorized representative all such property, including all copies, remaining in the Employee's possession or control.

     12.  ATTORNEY FEES AND EXPENSES.   The Company shall pay all
legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by the Employee as they

<PAGE 8>

become due as a result of the Employee seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Company under which the Employee is or may be entitled to receive benefits.

     13.  SUCCESSORS AND ASSIGNS.

           (a) This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term "Company" as used herein shall include such successors and assigns. The term "successors and assigns" as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

           (b) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Employee, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee's legal personal representative.

     14. NOTICES. Any notices required or permitted to be given under this Agreement shall be sufficient in writing and if sent by Certified Mail to:

          Employee at:

               220 South Ridgewood Avenue
               Daytona Beach, Florida  32115

          and to the Company at:

               401 East Jackson Street, Suite 1700
               Tampa, Florida  33602
               Attn:  General Counsel

or such other address as either shall give to the other in writing for this purpose.

     15. WAIVER OF BREACH. The waiver of either party of a breach of any provision of the Agreement shall not operate or be construed as a waiver of any subsequent breach by the other party.

     16. ENTIRE AGREEMENT. This instrument contains the entire Agreement of the parties. All contracts entered into which are dated prior to this Agreement are considered null and void. Employee agrees that no verbal or other statement; inducement or representation relied upon by Employee for the execution of this Agreement has been made to Employee which is not contained in this Agreement. This Agreement may not be changed orally but only by an agreement in writing

<PAGE 9>

signed by the party against whom
enforcement of any waiver, change, modification, extension or discharge is south. A waiver by Company of any condition or term in this Agreement shall not be construed to have any effect on the remaining terms and conditions nor shall said waiver, if any, be construed as permanent or binding for the future.

     17. SETTLEMENT OF CLAIMS. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, defense, recoupment, or other right which the Company may have against the Employee or others.

     18. FLORIDA LAW TO GOVERN; VENUE. This Agreement shall be governed by and construed according to the laws of the State of Florida without giving effect to the conflict of law principles thereof. Any action brought by any party relating to this Agreement shall be brought and maintained in a court of competent jurisdiction in Volusia County, Florida.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first set forth above.

WITNESSES:

/S/ LARAINE SPINA                  /S/ J. HYATT BROWN
------------------                ___________________________________
                                  J. HYATT BROWN

/S/ LAUREL L. GRAMMIG
_____________________
as to Employee


WITNESSES:                              BROWN & BROWN, INC.



/S/ JEFFREY PARO                   By:  /S/ JIM HENDERSON
____________________                  ___________________________
                                      Jim Henderson
                                      Executive Vice President
/S/ LAUREL L. GRAMMIG
_______________________
as to Brown & Brown